Exhibit 99.1
F & M Bank Corp.—News and Financials
F & M BANK CORP. DECLARES 3RD QUARTER DIVIDEND
     TIMBERVILLE, VA—September 17, 2009—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its third quarter dividend.
     On September 17, 2009, the Company declared its third quarter dividend of $0.15 per share which will be paid on November 9, 2009, to shareholders of record as of October 9, 2009. This compares to a dividend of $0.23 per share from the third quarter of 2008. Cumulative dividends declared for the nine month period total $0.61 in 2009 versus $0.67 in 2008.
     In announcing the dividend, Dean Withers, President & Chief Executive Officer, commented “Historically we have targeted a dividend payout ratio of approximately forty percent of net income; however as a result of the weakening economy in 2008 and 2009, and with the corresponding reduction in earnings, our dividend payout ratio has exceeded sixty percent. A dividend payout ratio in excess of sixty percent is not sustainable for an organization that seeks to continue growing. While the decision to reduce dividend payments is never easy, we believe that by reducing the dividend we position ourselves for future growth..”
     Withers continued, “As an independent community banking institution, our ability to meet the borrowing needs of the local businesses and individuals in our communities is directly tied to the growth of our capital base. By reducing our dividend, we position ourselves to leverage our capital base which supports continued growth in our loan portfolio and ultimately leads to greater future revenue.”
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank 540-896-8941 or neilhayslett@farmersandmerchants.biz